SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2004

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California 93243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (661) 248-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

1. 10b5-1 plan. Tejon Ranch Co. (the “Company”) has been advised by Robert A. Stine, President and Chief Executive Officer and a Director of the Company, that he established a trading plan intended to comply with Rule 10b5-1 of the Securities and Exchange Commission providing for the sale of up to approximately 135,002 shares of Common Stock of the Company over a period commencing October 1, 2004 and continuing until December 3, 2005, subject to certain pricing and volume limitations set forth in the plan. The plan has a limitation on the number of shares which can be sold on any trading day that is intended to avoid disrupting the market for the Company’s Common Stock.

Rule 10b5-1 provides an affirmative defense to insider trading liability if a person purchases or sells securities pursuant to a written plan adopted before the person became aware of material non-public information about the issuer or the security being traded. Under the plan established by Mr. Stine, UBS, an independent broker, will execute the sales.

The plan has been established by Mr. Stine in order to provide an orderly program for the exercise of options held by him for the purchase of 135,002 shares of Common Stock that were granted in 1996, 1998 and 2001. He will use the proceeds from the sale of these shares to pay the exercise price of the options and related income taxes and to provide liquidity and diversification for his personal investment portfolio. The shares subject to this plan represent approximately 18% of the combined number of shares owned by him and shares subject to options and grants held by him.

By filing this report the Company does not undertake to report the establishing of future 10b5-1 plans by Mr. Stine or other officers or directors of the Company nor to report modifications, terminations, transactions or other activities under such plans.

2. Tejon Industrial Complex-East litigation. A supplemental environmental analysis has been prepared to address the air quality and biological issues which the court found to have been described inadequately in the environmental impact report previously certified by Kern County. That supplemental environmental analysis is now being revised to incorporate comments from the county staff. In response to those comments, we are changing the uses allowed under the specific plan, which will serve to further reduce the air quality impacts addressed by the court. These changes to allowed uses are not expected to be material from a commercial perspective because they principally delete uses which are not considered to be commercially viable but which were generally permitted by the previous specific plan. The project approvals, including the changes described above, will be resubmitted to the Board of Supervisors for consideration and action in light of the additional information contained in the supplemental environmental analysis. Kern County is expected to act on the corrected environmental impact report incorporating the supplemental environmental analysis and to act on the project approvals during the first part of 2005, after which the corrected environmental impact report will be returned to the court for its review.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2004	TEJON RANCH CO.

	By:	/s/ Allen E. Lyda
	Name:	Allen E. Lyda
	Title:	Vice President, and Chief Financial Officer

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